News Release

Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033-0530

FOR RELEASE:  IMMEDIATELY               Investor Contacts:   Lisa W. DeBerardine
                                                             Janet M. Barth
                                                             (908) 298-7436
                                        Media Contact:       Steve Galpin, Jr.
                                                             (908) 298-7415


                    SCHERING-PLOUGH REPORTS FINANCIAL RESULTS

                       FOR 2003 FOURTH QUARTER, FULL YEAR

KENILWORTH, N.J., Jan. 26, 2004 - Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2003 fourth quarter and full year, including lower 2003 sales and a loss for the year stemming primarily from the decline in sales and recognition of special charges.

      "Shortly after I took over Schering-Plough in the second quarter of 2003, we started taking tough actions to stabilize the serious systemic problems affecting this company, problems that had been a long time in the making," said Fred Hassan, Schering-Plough chairman and CEO. "We are closely tracking the five-point Action Agenda that we presented at last year's annual shareholders meeting. We are making good progress in stabilizing our allergy franchises and building market share in the cholesterol-treatment market in spite of the aggressive launch of a new competitor. As planned, 2004 will be the year of repair and cleanup, bridging to an expected turnaround starting in 2005."

      The company had previously indicated in 2003 that fourth quarter comparisons would be affected by unusual dynamics of its hepatitis C business in that quarter as well as the absence of LOSEC revenues from Europe, which ended in the preceding quarter. The company had also previously indicated that 2004 comparisons with 2003 would be difficult.

      Added Hassan, "Though we have accomplished a great deal in a short period of time, much remains to be done. We know that this is a long-haul process, and it won't be easy or without occasional setbacks. But we are building for the long term, avoiding quick fixes and staying focused on making Schering-Plough a highly competitive global organization, with multiple growth drivers and capable of delivering superior growth. Our commitment to business integrity, quality and compliance remains fundamental to all our plans."

      The company's results for 2003 reflect a number of factors and difficult comparisons with prior financial periods. The decline in full-year sales was largely due to the impact from the 2002 patent expiration of prescription CLARITIN, which was launched without exclusivity protection as an over-the-counter (OTC) product at year-end 2002, and to the introduction of new competition for its hepatitis C franchise in a market that in the 2002 fourth quarter benefited from wait-listed patients going on the company's new therapy. Results for the hepatitis C franchise in 2003 also reflect lower trade inventory levels in anticipation of U.S. generic competition for REBETOL.

      Special charges in the 2003 fourth quarter were primarily related to the Voluntary Early Retirement Program (VERP) in the United States, which was initiated as part of the company's global cost-cutting program designated the Value Enhancement Initiative (VEI). Out of an eligible 2,400 U.S. employees (the eligible population of employees excluded customer-facing employees and employees dedicated to fulfillment of the company's consent decree obligations), approximately 900 people elected to take the VERP. The number of people taking the VERP closely approximated the company's original estimate. The VERP was the first step toward Schering-Plough's goal of reducing overall payroll and related expenses by at least 10 percent (excluding customer-facing employees and consent decree-related employees). While the VERP is expected to achieve a substantial part of the 10 percent goal to reduce payroll and related expenses, additional global workforce reductions will occur in 2004 in order to reduce the company's cost base. The special charges in the 2003 fourth quarter also include asset impairment charges related to certain fixed and intangible assets.

      "We are taking the necessary steps now so that we can begin the turnaround in 2005 and get Schering-Plough on a sustainable growth path," added Hassan. "We are aggressively pursuing our Value Enhancement Initiative (VEI), which is expected to yield annual cost savings in excess of $200 million." VEI actions taken to date include VERP; elimination of profit-sharing; elimination of employee bonuses under the company's standard plans in 2003 and of routine merit increases in 2004 (excluding customer-facing employees and consent decree-related employees); renegotiated contracts with product and service providers; tight controls on new hires; and cutbacks in travel costs and general expenses.

      Hassan noted that the company is reinvesting a significant portion of the VEI cost savings back into the company to help build a solid foundation for long-term growth. "We will be restoring the strength of our primary care sales force and enhancing our specialty sales force, providing the resources to maximize our ZETIA and ezetimibe/simvastatin opportunities, and supporting our major profit-making products like NASONEX, REMICADE and our hepatitis C franchise. In addition, we will continue to invest in our promising research compounds and strengthen our manufacturing and compliance systems in concert with meeting our extensive consent decree obligations and other initiatives to repair and upgrade our infrastructure. We also continue to work hard at pursuing in-licensing opportunities to supplement our R&D pipeline. We are pleased to note that, based on fourth quarter sales, ZETIA is now annualizing at more than $600 million in sales, one of the few large launches in the pharmaceutical industry in recent years.

      "The road ahead will be difficult and challenging," Hassan added, "but we have an exciting opportunity to become a leader in innovation and execution, and to achieve earnings growth beginning with the anticipated turnaround in 2005."

FOURTH QUARTER 2003 RESULTS

The company reported a loss for the 2003 fourth quarter of $181 million or 12 cents per share compared with net income of $313 million and diluted earnings per share of 21 cents in the 2002 period. The special charges in the 2003 fourth quarter were $229 million, or 13 cents per share (as measured using the company's effective tax rate). These charges include employee termination costs of approximately $179 million primarily related to the VERP and asset impairment charges of $50 million related to certain fixed and intangible assets. As discussed above, the fourth quarter results reflect the substantially lower sales comparisons for the INTRON franchise, which includes the anticancer/antiviral agent INTRON A Injection, as monotherapy and in combination with REBETOL Capsules for treating hepatitis C, and PEG-INTRON Powder for Injection, a longer-acting form of INTRON A, as monotherapy and in combination with REBETOL for treating hepatitis C.

      Fourth quarter 2003 sales of $1.9 billion were 18 percent lower versus the comparable 2002 period, including a favorable exchange impact of 6 percent. These sales do not include any results from the cholesterol joint venture with Merck. Contributing to lower fourth quarter sales comparisons was a 55 percent decline to $369 million in global sales of the company's INTRON franchise. U.S. sales of the INTRON franchise were down 76 percent to $132 million. Also contributing to lower fourth quarter sales comparisons was a reduction in overall trade inventories, including a reduction of REBETOL trade inventories in anticipation of U.S. generic competition. U.S. REBETOL sales in the fourth quarter were $18 million. Additionally, as the company's LOSEC agreement with AstraZeneca ended in the 2003 third quarter, there were no LOSEC revenues recorded in the fourth quarter. LOSEC revenues in the 2002 fourth quarter were $37 million.

      The company's U.S. allergy franchise continued to face intense competitive pressures for its major products. The company succeeded, however, in stabilizing CLARINEX market share (reported at 19.3 percent in December 2003 after a market bottom in new prescriptions of 18.5 percent in August 2003) and NASONEX market share (reported at 25.5 percent in December 2003 after a bottom of 23.3 percent in new prescriptions in July 2003). Fourth quarter 2003 U.S. CLARINEX sales were $93 million, down 36 percent, primarily reflecting a decline in the prescription antihistamine market due to the introduction of OTC CLARITIN and private label generic loratadine. NASONEX U.S. sales were $78 million, down 3 percent due to year-over-year market share comparisons. Sales of OTC CLARITIN totaled $96 million in the 2003 fourth quarter compared to sales of $105 million in the 2002 period when the product was first shipped.

      The company continued to record strong positive results outside the United States for several major products in the 2003 fourth quarter, reflecting market share gains and favorable foreign exchange. Products recording higher sales outside the United States included REMICADE, up 46 percent to $159 million; TEMODAR, up 44 percent to $48 million; CAELYX, up 57 percent to $32 million; CLARINEX, up 30 percent to $40 million; and NASONEX, up 21 percent to $55 million.

      The company noted that its cholesterol joint venture with Merck has moved well beyond the research and development phase. ZETIA was launched in late 2002 and global sales of ZETIA in the 2003 fourth quarter totaled $165 million, with U.S. sales of $144 million. Further, a U.S. marketing application for ezetimibe/simvastatin, a new cholesterol-lowering product, was submitted in September 2003 and accepted for filing in November 2003.

      To reflect the venture's first full year of commercial operations, the company will begin presenting the venture's results in accordance with the equity method of accounting. Under this method, the company reports its share of operating profits of the venture, net of its share of research and development costs. This presentation is effective for the full year 2003. Accordingly, the operating profits of the venture that had been included in net sales as alliance revenue in the first three quarters of 2003 have been reclassified to "Equity Income from Cholesterol Joint Venture." Likewise, the company's share of the venture's research and development costs, which had been reported in "Research and Development" in the previous quarters of 2003, have been reclassified to "Equity Income from Cholesterol Joint Venture." Further, in the second quarter of 2003, the company earned a milestone from Merck of $20 million that had been reported in "Other, net" in the second quarter. This amount has also been reclassified to "Equity Income from Cholesterol Joint Venture." Prior years are not affected by this new presentation.

      The "Equity Income from Cholesterol Joint Venture" for the 2003 fourth quarter totaled $33 million. This amount includes operating profits of $47 million less research and development costs of $14 million. For the full year ended 2003, "Equity Income from Cholesterol Joint Venture" totaled $54 million, which is comprised of $113 million of operating profits, plus $20 million for the milestone earned in the second quarter, less $79 million which represents the company's share of the research and development costs. It should be noted that the company incurs substantial costs, such as selling costs, that are not reflected in the equity income from the cholesterol joint venture and are borne by the overall cost structure of Schering-Plough.

      The company's gross margin ratio to sales was 62.1 percent for the 2003 fourth quarter versus 74.4 percent in the 2002 period. However, 3.9 points of the decline were due to the benefit in the 2002 fourth quarter from a favorable adjustment of $92 million related to the settlement of a royalty dispute with Biogen regarding interferon products. The remaining amount of the decline was due to a change in product sales mix and increased spending for the company's current Good Manufacturing Practices (cGMP) compliance efforts.

      Selling, general and administrative expenses declined 9 percent to $821 million in the fourth quarter of 2003, reflecting lower marketing expenses in the global pharmaceutical business and VEI savings, primarily from the absence of payments for profit sharing and bonuses, offset by higher promotional spending for OTC CLARITIN and unfavorable foreign exchange. While the VEI savings should create better comparisons in the overhead costs in 2004 and 2005, the company also expects to invest more in sales and marketing to protect its U.S. market shares, to support new product launches and to invest in R&D projects.

      Research and development spending for the fourth quarter totaled $395 million. Including the amount reported as "Equity Income from Cholesterol Joint Venture," research and development spending was essentially flat versus the 2002 period due to the timing of research spending. Going forward, the company said there will be VEI savings realized in R&D, but these are expected to be offset by expenditures on ZETIA and the improving early pipeline.

      Schering-Plough noted that its continued focus on compliance in all key functions is negatively impacting the overall cost structure of the company.

      The "Other, net" line reflects higher net interest expense from increased borrowings including higher borrowing costs associated with the long-term debt issued in the 2003 fourth quarter. The 2002 fourth quarter "Other, net" line included a nonrecurring gain of $80 million from the sale of U.S. marketing rights for SUBOXONE and SUBUTEX back to Reckitt Benckiser plc.

FOURTH QUARTER 2003 CONFERENCE CALL AND WEBCAST

Schering-Plough will conduct a conference call at 8 a.m. (EST) today to review these results and respond to investor inquiries. Fred Hassan, Schering-Plough's chairman and CEO, and other members of management will participate in the conference call. To listen live to the call, dial 1-706-634-5003. A replay of the call will be available starting at approximately 11 a.m. on Jan. 26 through 5 p.m. on Jan.

29. To listen to the replay, dial 1-706-645-9291 and enter the conference ID # 4807512.

      A live audio webcast of the conference call also will be available to all interested parties via the Schering-Plough corporate Web site, www.schering-plough.com, by clicking on the "View Webcasts" link. Software needed to listen to the webcast (Windows Media Player) is available via the site and should be downloaded prior to the beginning of the webcast. A replay of the webcast will be available starting at approximately 11 a.m. on Jan. 26 through 5 p.m. on Feb. 2.

      DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company's business prospects, earnings outlook, anticipated turnaround and resulting growth prospects, and savings goals relating to productivity and efficiency initiatives. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties, including the market viability of the company's marketed and pipeline products, including the current and pipeline products in the company's joint venture with Merck; possible changes in business strategies and the ability to successfully implement those business strategies; general market and economic factors; competitive product development; market acceptance of new products; product availability; current and future branded, generic or OTC competition; federal and state regulations and legislation; the research and regulatory processes for new products and indications; existing and new manufacturing issues that may arise; trade buying patterns; patent positions; litigation and investigations; and instability or destruction in a geographic area important to the company due to reasons such as war. For further details and a discussion of these and other risks and uncertainties, see the company's past and future Securities and Exchange Commission filings, including the company's 10-Q for the 2003 third quarter. The company does not assume any obligation to update any forward-looking statements.

      Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

                           SCHERING-PLOUGH CORPORATION

Report for the fourth quarter and twelve months ended December 31 (unaudited):
(Amounts in millions, except per share figures)

                                                  Fourth Quarter                              Twelve Months
                                      --------------------------------------      -------------------------------------

                                        2003           2002            %            2003           2002           %
                                      --------       --------       --------      --------       --------      --------
Net Sales .......................     $  1,948       $  2,370            (18)     $  8,334       $ 10,180           (18)
Cost of Sales ...................         (739)          (607)            22        (2,833)        (2,505)           13
Selling, General
   and Administrative ...........         (821)          (897)            (9)       (3,474)        (3,681)           (6)
Research and Development ........         (395)          (409)            (3)       (1,469)        (1,425)            3
Equity Income from Cholesterol
   Joint Venture a/ .............           33              0            N/M            54             0            N/M
Other, net ......................          (10)            98            N/M           (59)           144           N/M
Special Charges b/ ..............         (229)          (150)            53          (599)          (150)          N/M
                                      --------       --------                     --------       --------

(Loss)/Income Before Income Taxes         (213)           405            N/M           (46)         2,563           N/M
Income Tax Benefit/(Expense) ....           32            (92)           N/M           (46)          (589)          (92)
                                      --------       --------                     --------       --------
Net (Loss)/Income ...............     $   (181)      $    313            N/M      $    (92)      $  1,974           N/M
                                      ========       ========                     ========       ========

Diluted (Loss)/Earnings per
   Common Share .................     $  (0.12)      $   0.21            N/M      $  (0.06)      $   1.34           N/M
                                      ========       ========                     ========       ========

Effective Tax Rate c/ ...........         15.0%          23.0%                         N/M           23.0%

Average Common Shares
   Outstanding - Diluted ........        1,470          1,469                        1,469          1,470

Actual Number of Common Shares
   Outstanding at December 31 ...        1,471          1,468                        1,471          1,468

N/M - Not a meaningful percentage

      a/ Effective for the full year 2003, the company is presenting its collaboration with Merck under the equity method of accounting. Under that method, the company records its share of the operating profits less its share of research and development costs in "Equity Income from Cholesterol Joint Venture." Included in this line for the full year 2003 are the company's share of the operating profits of $113 million and a $20 million milestone payment, less its share of research and development costs of $79 million. It should be noted that the company incurs substantial costs, such as selling costs, that are not reflected in the equity income from the cholesterol joint venture and are borne by the overall cost structure of Schering-Plough.

b/ Special Charges for the fourth quarter of 2003 included $179 million of employee termination costs, primarily related to the VERP in the United States, as well as $50 million of asset impairment charges related to certain fixed and intangible assets. Special Charges for the full year 2003 also included the $350 million provision to increase litigation reserves recorded in the third quarter, as well as $20 million of asset impairment charges related to manufacturing facility fixed assets recorded in the second quarter. Special charges in 2002 included a $150 million provision to increase litigation reserves.

c/ For the full year 2003, the effective tax rate was 15% excluding the $350 million provision to increase litigation reserves, which is not tax deductible.

Foreign exchange had no impact on diluted earnings per share for the fourth quarter of 2003. Diluted earnings per share for the 12 months of 2003 reflect a favorable exchange impact of $0.05 per share. The company advises that the trend in earnings per share should be viewed with and without the effects of foreign exchange rates.

SCHERING-PLOUGH CORPORATION

Report for the fourth quarter and twelve months ended December 31 (unaudited):

Net Sales by Major Product:
(Dollars in Millions)                     Fourth Quarter                         Twelve Months
                                  --------------------------------      -------------------------------
                                   2003        2002           %          2003        2002          %
                                  -------     -------      -------      -------     -------     -------
ANTI-INFECTIVE & ANTICANCER       $   726     $ 1,088          (33)     $ 3,098     $ 3,733         (17)
            Caelyx                     32          21           57          111          71          55
            Intron franchise*         369         817          (55)       1,851       2,736         (32)
            Remicade                  159         109           46          540         337          60
            Temodar                    87          69           26          324         278          16

ALLERGY & RESPIRATORY                 487         338           44        2,003       3,304         (39)
            Clarinex                  133         176          (25)         694         598          16
            Claritin Rx                81         (51)         N/M          370       1,802         (79)
            Nasonex                   132         125            6          500         523          (4)
            Proventil                  43          17          N/M          125         128          (2)

CARDIOVASCULARS                        87         102          (15)         467         433           8
            Integrilin                 46          81          (43)         306         304           1

DERMATOLOGICALS                       115         158          (27)         507         511          (1)

OTHER PHARMACEUTICALS                 101         236          (57)         597         807         (26)
                                  -------     -------                   -------     -------

GLOBAL PHARMACEUTICALS              1,516       1,922          (21)       6,672       8,788         (24)


OTC                                   143         155           (8)         563         269         N/M
             OTC Claritin              96         105           (9)         415         105         N/M

FOOT CARE                              64          65           (1)         275         279          (1)

SUN CARE                               11          35          (69)         127         167         (24)
                                  -------     -------                   -------     -------

   CONSUMER HEALTH CARE               218         255          (14)         965         715          35

   ANIMAL HEALTH CARE                 214         193           11          697         677           3
                                  -------     -------                   -------     -------

CONSOLIDATED NET SALES            $ 1,948     $ 2,370          (18)     $ 8,334     $10,180         (18)
                                  =======     =======                   =======     =======

N/M - not a meaningful percentage

*The Intron franchise includes INTRON A, PEG-INTRON and REBETOL.

NOTE: Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http://ir.schering-plough.com.